Exhibit 10.11(c)

225 North Shore Drive, 6th Floor
Pittsburgh, PA 15212-5861

Phone: 412-553-5700

March 5, 2009

Randall Crawford

[Address]

Dear Randall:

Pursuant to the terms and conditions of the Company’s 1999 Long-Term Incentive Plan (the “Plan”) and the 2007 Supply Long-Term Incentive Program (the “Program”), on March 5, 2009, the Compensation Committee of the Board of Directors of EQT Corporation (the “Committee”) granted you 15,000 Target Share Units (the “Award”), of which 5,625 are allocated to Performance Period #2 and 9,375 are allocated to Performance Period #3.  The value of the Award is determined by reference to the Company’s common stock.  The other terms and conditions of the Award, including, without limitation, vesting, and distribution, shall be governed by the provisions of the Program document attached hereto as Exhibit A.  The grant referenced above is made in exchange for the Compensation Committee’s August 5, 2008 grant to you of 5,010 Target Share Units under the 2008 Executive Performance Incentive Program (the “2008 EPIP”) and is contingent upon your agreement to surrender such 2008 EPIP award in exchange for the Award.  Your execution of this letter confirms your agreement to surrender your 2008 EPIP award in exchange for the Award.

Kimberly L. Sachse
For the Compensation Committee

The undersigned hereby acknowledges (a) receipt of this award granted on the date shown above, the terms of which are subject to the terms and conditions of the Program as referenced above and (b) receipt of a copy of the Program document, and agrees to be bound by all the provisions hereof and thereof.  The undersigned further agrees that the Award was made in exchange for his or her 2008 EPIP award and that such 2008 EPIP award is hereby surrendered and of no force or effect.

Signature:		Date:
Randall Crawford